EXHIBIT 10.32



                          SOFTWARE MAINTENANCE, SUPPORT
                            AND ASSIGNMENT AGREEMENT

                                 BY AND BETWEEN

                                XOX CORPORATION

                                      AND

                                    GEOQUEST,
                                  A DIVISION OF
                       SCHLUMBERGER TECHNOLOGY CORPORATION

                          EFFECTIVE AS OF JUNE 1, 1998

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                               TABLE OF CONTENTS

Article I.     DEFINITIONS ..................................................1

Article II.    RIGHTS TO SOFTWARE ...........................................7
            2.01  Rights and Assurances .....................................7
            2.02  Consideration .............................................8

Article III.   RESALE CREDITS ...............................................9
            3.01  Credits ...................................................9
            3.02  Resale Payments .... ......................................9

Article IV.    MOST FAVORED CUSTOMER STATUS ................................11
            4.01  MOST FAVORED TERMS .......................................11
            4.02  Determining Most Favored Terms ...........................12
            4.03  Irreparable Harm .........................................12

Article V.     DELIVERY AND UPDATES ........................................12
            5.01  Improvements .............................................12
            5.02  Delivery .................................................13

ARTICLE VI.    MAINTENANCE .................................................13
            6.01  Maintenance Fees .........................................13
            6.02  Maintenance Services .....................................14
            6.03  Errors ...................................................14
            6.04  Response Action ..........................................15
            6.05  Conversion to Resale Right ...............................15

 Article VII.  TECHNOLOGY SUPPORT ..........................................16
            7.01  Service Fees and Usage ...................................16
            7.02  Future Releases ..........................................17
            7.03  Improvements .............................................17
            7.04  Conversion to Resale Rights ..............................18
            7.05  Pre-Approval .............................................18
            7.06  Training .................................................18
            7.07  Time Records .............................................18
            7.08  Failure to Make Reasonable Efforts .......................18

Article VIII.  TERM ........................................................19
            8.01  Term .....................................................19

Article IX.    REPRESENTATIONS AND WARRANTIES ..............................19
            9.01  XOX Representations ......................................19

Article X.     INDEMNITY ...................................................20
           10.01  XOX Indemnity ............................................20
           10.02  Right to Use .............................................21

Article XI.    PROTECTION AND DEFENSE ......................................21
           11.01  Maintenance of Conveyed Rights ...........................21
           11.02  Enforcement ..............................................22
           11.03  Enforcement Damages.......................................22
           11.04  Procurement of Patents ...................................22
           11.05  Confidentiality ..........................................23
           11.06  Hiring Limitations .......................................23

Article XII.   INFORMATION EXCHANGE ........................................24
           12.01  Protection ...............................................24
           12.02  Company Improvements .....................................24

Article XIII.  MISCELLANEOUS ...............................................24
           13.01  Disclaimer ...............................................24
           13.02  Expenses .................................................24
           13.03  Integration ..............................................25
           13.04  Successors and Assigns ...................................25
           13.05  Headings .................................................25
           13.06  Counterparts .............................................25
           13.07  Severability .............................................25
           13.08  No Exclusive Relationship ................................25
           13.09  Attorneys Fees ...........................................26
           13.10  Notices ..................................................26
           13.11  Judicial Proceeding ......................................26
           13.12  Arbitration ..............................................26
           13.13  Jurisdiction/Choice of Law ...............................26
           13.14  Third-Parties ............................................26
           13.15  United States Laws .......................................26
           13.16  No Joint Venture .........................................27
           13.17  All or Any Part of Conveyed Rights .......................27
           13.18  No Partition .............................................27
           13.19  New Application ..........................................27


                                     -iii-


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EXHIBITS AND SCHEDULES

Exhibit A  -  Company Standard Term
Exhibit B  -  Software
Exhibit C  -  Training
Exhibit D  -  Arbitration

Schedule 9.01 (b)  -  Conveyed Rights
Schedule 9.01 (c)  -  Claims


                                      -iv


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             SOFTWARE MAINTENANCE, SUPPORT AND ASSIGNMENT AGREEMENT

       THIS SOFTWARE MAINTENANCE, SUPPORT AND ASSIGNMENT AGREEMENT (this "Agreement"), is effective as of June 1, 1998 (the "Effective Date"), by and between XOX Corporation, a Delaware corporation (hereinafter "XOX"), and Geoquest, a division of Schlumberger Technology Corporation, a Texas corporation (the "Company").

                                  WITNESSETH:

       WHEREAS, the Company and XOX each possess equal rights, independent of one another, to ownership and control of the current version of the Software (as hereinafter defined), the Company having acquired its rights in the Software as it exists on the date hereof pursuant to the Assignment Agreement (as hereinafter defined);

       WHEREAS, XOX and the Company desire to vest in the Company co-ownership of all modifications, enhancements, improvements, alterations or other revisions to the Software effected, directly or indirectly, by XOX within three years after the Effective Date;

       WHEREAS, the Company desires to secure the services of XOX to maintain, support and improve the Software and XOX desires to perform such services;

       WHEREAS, XOX and the Company further wish to agree on terms for the transmittal and protection of documentation and information pertaining to the Software; and

       WHEREAS, although the Company is not subject to any transfer restrictions with respect to software transfers to the Company's Affiliates, the parties hereto have agreed on certain restrictions on transfers of software (acquired by the Company from XOX) by the Company to Third-Parties;

       NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration and reasonably equivalent value, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

                             ARTICLE I. DEFINITIONS

       When used in this Agreement, the capitalized terms listed below shall have the following meanings:

       "Anniversary Date" shall mean the third anniversary of the Effective
Date.


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       "Affiliates" shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, (A) XOX and all Subsidiaries thereof shall be deemed to be Affiliates of XOX, and (B) Schlumberger and all Subsidiaries thereof shall be deemed to be Affiliates of the Company.

       "Assignment Agreement" shall mean the Software Assignment Agreement dated as of June 1, 1998, between XOX and the Company.

       "Business" shall mean the principal businesses that the Company and its Affiliates are engaged in on the Effective Date. Without limiting the generality of the foregoing, "Business" shall mean at least those lines of business identified by Schlumberger Ltd. in its annual report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission; provided however, that the term "Business" as used herein shall specifically exclude the fields of

              (A) computer-aided design (CAD) and

              (B) medical imaging technology [*].

       "Company Confidential Information" shall mean any data or information (oral or written) now or hereafter (i) existing, conceived, created or obtained by the Company (but excluding information obtained from XOX), (ii) treated by the Company as confidential and (iii) identified to XOX by the Company as confidential. Notwithstanding the foregoing, the Company Confidential Information will not be deemed to include information that is (A) publicly available or in the public domain at the time disclosed, (B) or becomes publicly available or enters the public domain through no fault of XOX, (C) rightfully communicated to XOX, without restriction, by persons not bound by confidentiality obligations with respect thereto, (D) already in XOX's possession free of any confidentiality obligations with respect thereto at the time of disclosure, (E) independently developed by XOX, or (F) approved by the Company for release or disclosure without restriction; provided XOX shall have the burden of proving the application of the foregoing exceptions by written documentation.

       "Company Intellectual Property" shall mean any improvement, derivative work, enhancement, modification, alteration, data, data structure, information, conception, technical information or trade secret which emanates after the Effective Date directly or indirectly from the Company (but excluding XOX Intellectual Property), including, but not limited to, information in any form and in any media, conversations, discussions or descriptions which (i) relate to the Business, Conveyed Rights or Software and (ii) the Company deems proprietary or confidential, whether or not protectable by patent, copyright, trade secret, mask work rights or SUI GENERIS laws.



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

       "Company Standard Terms" shall mean the Company's standard terms and conditions for license or sublicense of the Company's proprietary interest in software to Third-Parties, as such standard terms and conditions are then in effect. By way of illustration, and not limitation, the Company Standard Terms as of the Effective Date are set forth in Exhibit A. The Company Standard Terms shall contain reasonable restrictions to protect the confidentiality of the XOX Confidential Information and the copyrights in the XOX Intellectual Property.

       "Confidential Information" shall mean XOX Confidential Information and Company Confidential Information.

       "Conveyed Rights" shall mean an undivided interest as a co-owner with XOX of all right, title, and interest of XOX in the XOX Intellectual Property existing, developed, conceived, invented, arising, acquired or created by XOX after the Effective Date and before the Anniversary Date. The Conveyed Rights shall also include an unrestricted, nonexclusive, royalty-free transferable license solely for use by the Company and its Affiliates to any part of the Development Environment for the XOX Intellectual Property owned by XOX after the Effective Date and before the Anniversary Date. Notwithstanding any provision of this Agreement to the contrary, the Conveyed Rights shall exclude any Third-Party Software incorporated or embodied in, or compiled or combined with, the XOX Intellectual Property and the Development Environment and shall also exclude any software not owned by XOX or whose rights are not transferable by XOX. All Conveyed Rights shall be subject to the terms and conditions of this Agreement.

       "Development Environment" shall mean any Documentation, programming, media, and other objects which XOX acquires ownership of after the Effective Date and before the Anniversary Date, including assemblers, compilers, workbenches, tools, and higher-level or proprietary languages, used, owned or developed by XOX after the Effective Date and before the Anniversary Date for the development, maintenance, and implementation of the Software, to the extent such objects may be practically required by the Company or its assigns for any subsequent maintenance or enhancement of the same, similar, or related programming, development of other programming relating to the Software in the course of the Business or the comprehension by a skilled technician of the operation of such Software.

       "Disposition" shall mean a license, sublicense or lease of the Software (in Object Code only), to a Third Party in a Value Added transaction by the Company, any Affiliates of the Company, or by any Third Party authorized to make the Disposition by the Company or its Affiliate.

       "Documentation" shall mean any support material related to the Software on any tangible media, which XOX acquires ownership of after the Effective Date and before the Anniversary Date including, without limitation, the documentation, instructions, training materials, materials useful for design (for example, logic manuals, flow charts, and principles of operation), and other written materials or tangible items, electronic media, electronic mail messages, statements of principles of operation, schematics, pertinent commentary and explanations and any fixed General Know-How. The Documentation shall also include, without limitation, all existing and future derivative works, innovations, improvements, enhancements, modifications, substitutions or replacements of the foregoing, which XOX owns or acquires ownership of after the Effective Date and before the Anniversary Date, whether (i) developed by or for XOX, (ii) XOX learns of or has knowledge of and is entitled to use or license to others, (iii) acquired by or for XOX after the date hereof or (iv) made through any joint venture, partnership, XCIX Affiliate, development agreement or other arrangement that involves XOX and the Conveyed Rights which are in existence after the Effective Date and before the Anniversary Date.

       "Effective Date" shall have the meaning first set forth therefor hereinabove.

       "General Know-How" shall mean any ideas, concepts, know-how, data, methods, techniques, processes, skills, tools, libraries, and adaptations pertaining to the Software which XOX acquires ownership of after the Effective Date and before the Anniversary Date, including generalized features of the sequence, structure, and organization of the Software, whether or not deemed proprietary or secret which are in existence after the Effective Date and before the Anniversary Date.

       "Material Programming Error" shall mean the inability of the Software to perform the functions established for the Software in XOX's published specifications.

       "Object Code" shall mean the machine-readable form of the Software.

       "Operation Error" shall mean the failure of the Software to conform to the operations and specifications in the Documentation.

       "Person" shall mean any individual, person, firm, corporation, partnership (limited or general), joint venture, association, trust, unincorporated organization, limited liability company, governmental authority or any other form of entity.

       "Priority One Need" shall mean (i) the Software is not operational, (ii) the existence of a Material Programming Error or (iii) the operation of the Software detrimentally impacts the Business.

       "Priority Two Need" shall mean the Software is operational but functionally unacceptable, including, but not limited to, delays in response time, system errors and other non-critical malfunctions.

       "Priority Three Need" shall mean a need identified by the Company (related to deficiencies in the Software) for changes and enhancements.

       "Resale Right" shall mean an irrevocable credit for an amount paid, which credit entitles the Company to one right to transfer the Software, or any part thereof, under a license or lease to any Third-Party in a Value Added transaction, and which right may be carried over indefinitely from year to year until used in accordance with the terms of this Agreement.

       "Schlumberger" shall mean Schlumberger Limited, a Netherlands Antilles corporation.

       "SHAPES" shall have the meaning set forth therefor on Exhibit B attached hereto.

       "Software" shall mean all derivative works, innovations, improvements, enhancements, modifications and upgrades of the software identified in Exhibit B hereto, including SHAPES and all associated computer programming codes (including both Object Code and Source Code versions thereof) which XOX obtains ownership of after the Effective Date and on or before the Anniversary Date and which (i) is developed by or for XOX after the Effective Date and on or before the Anniversary Date, (ii) XOX learns or has knowledge of after the Effective Date and before the Anniversary Date, and is entitled to use or license to others, (iii) is acquired by or for XOX after the Effective Date and before the Anniversary Date, or (iv) is made after the Effective Date and before the Anniversary Date, through any joint venture, partnership, XOX Affiliate, development agreement or other arrangement that involves XOX and the Conveyed Rights and that relates to any business substantially the same as the Company's Business; except that the term "Software" shall exclude the fields of

              (A) computer-aided design (CAD) and

              (B) medical technology other [*].

       "Software Disposition" shall mean any Disposition of a main application, of Software listed in the Company's price book that allows one single user to use, or one concurrent allowance of use in a multiuser installation, of the Software; provide however, that (i) each allowed concurrent use as described above of the Software constitutes one Software Disposition; and (ii) a Software Disposition shall not include the Disposition by the Company of any optional modules which may be added on to such main application and which access the Software in the main application and where the optional module does not directly contain the Software.

       "Source Code" shall mean the human readable form of the Software, including all comments and any procedural code such as job control language.

       "Subsidiary" of any Person shall mean any corporation or other Person (whether now existing or hereafter created) of which at least 50% of the issued and outstanding securities having voting power for the election of directors or other equivalent managers of any Person, or at least 50% of the beneficial ownership interest, is now or hereafter owned or controlled, directly or indirectly, by any such Person; provided that the voting power and ownership of such Person and all of its Subsidiaries shall be aggregated together to determine whether a Person is a Subsidiary.

       "Third-Party" shall mean, with respect to any Person for which status as a "Third-Party" is to be determined, that (i) such Person is not an Affiliate of any other Person that is a party to the transaction or event for which status as a "Third-Party" is to be determined, and (ii) such Person



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

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would constitute a bona fide purchaser for value were such Person to be purchasing goods from any other Person party to the transaction or event for which "Third-Party" status is to be determined.

      "Third-Party Software" shall mean software or technology in which any Person or entity hereafter has any lawful right, title, or interest superior to XOX, including any restrictions or obligations (including obligations to obtain consents or approvals, and restrictions that may be eliminated only by obtaining consents or approvals) applicable to the Conveyed Rights.

       "Updates" shall have the meaning set forth therefor in Section 5.01 hereof.

      "Value Added" shall mean the inclusion by the Company of the Conveyed Rights, in binary non-linkable form that is not directly accessible to the users of the Value Added software, in other software prepared, assembled, acquired, written or compiled by the Company and licensed, sublicensed, or leased by the Company, which shall constitute per se a "Value Added" transaction. Value Added software shall not be usable as a programming tool to develop new geometric modeling applications. All Software shall only be embedded in Value Added software.

      "XOX Confidential Information" shall mean any data or information (oral or written) (i) owned, conceived, created or obtained by XOX, (ii) treated by XOX as confidential and (iii) that relates to the Software and which is in existence after the Effective Date and before the Anniversary Date. XOX Confidential Information shall be deemed to include, without limitation, the Source Code and the Development Environment.

      "XOX Copyright(s)" shall mean all copyright interests in the Software or Documentation which XOX acquires ownership of after the Effective Date and before the Anniversary Date, including, without limitation, all common-law rights, moral rights and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

      "XOX Intellectual Property" shall include, without limitation, any proprietary right of XOX in the Software, XOX Patent Rights, XOX Copyrights, XOX Confidential Information or other proprietary rights of XOX in the Software or Documentation which XOX acquires after the Effective Date and before the Anniversary Date, whether or not protectable by patent, trade secret, copyright, mask work right or SUI GENERIS rights and whether or not fixed in a tangible medium of expression, but shall exclude Company Intellectual Property. For the avoidance of doubt, it is the intent hereof that XOX Intellectual Property include all proprietary rights of XOX in the Software and/or Documentation, throughout the universe, arising after the Effective Date and before the Anniversary Date.

       "XOX Patent Right" shall mean any patent or patent application which XOX acquires ownership of after the Effective Date and before the Anniversary Date under which the Company's use or proposed use of the Software would otherwise constitute patent infringement; including, without limitation, all continuations, continuations-in-part, divisions, reissues, renewals and extensions thereof, together with all patent interests accruing by reason of international treaty or convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

       "Year 2000 Compliant" shall mean (i) the use of the Software on or after January 1, 2000, February 29, 2000 or September 9, 1999 will not adversely affect the performance of the Software, (ii) the advent of the dates September 9, 1999, January 1, 2000, and February 29, 2000, will not adversely affect the ability of the Software to process accurately, without any errors or omissions, date/time data and date dependent data, and (iii) the Software shall calculate, compare, compute and sequence, from, into and between the 20th and 21st centuries, and the years 1999 and 2000, leap year calculations and calculations involving the date September 9, 1999.

                         ARTICLE II. RIGHTS TO SOFTWARE

       2.01 Rights and Assurances. (a) Subject to the provisions of the Assignment Agreement (including, without limiting the generality of the foregoing, Section 2.01(d) thereof) and Section 2.01(d) of this Agreement, XOX and the Company have each agreed, from and after the Effective Date, that, in consideration of the fee paid by the Company pursuant to Section 2.02(a) below, XOX now hereby conveys, delivers, sells, transfers, and assigns to the Company ownership of all of the Conveyed Rights, including those Conveyed Rights arising as a result of any joint venture, partnership, XOX Affiliate, development agreement or other arrangement that involves XOX and the Conveyed Rights after the Effective Date and before the Anniversary Date, and the Company hereby accepts such conveyance, such that from and after the Effective Date, pursuant to the foregoing, XOX and the Company shall each possess and own independently, all of the rights to and ownership of the Conveyed Rights including, without limiting the generality of the foregoing, equal and independent rights to use, own, license, sublicense, lease, distribute, produce, reproduce, display, modify, enhance, improve or alter the Conveyed Rights, to prepare derivative works based on the Software, and to authorize Third Parties, and to license to Third Parties the right, to do some or all of the foregoing, subject only to the terms and conditions hereof. Each of XOX and the Company shall be entitled, without any obligation of accounting or any obligation to compensate any Person (including each other), except as otherwise as expressly set forth herein, to exercise all of the foregoing rights, including, without limiting the generality of the foregoing, the rights of ownership, control, possession, enforcement (subject to Section 11.02 hereof), use, modification, enhancement, improvement, license, sublicense, lease, distribution, production, reproduction, display, alteration, preparation of derivative works, alienation, and authorization of Third Parties to do any of the foregoing; provided however, that such rights of the Company of ownership, control, possession, enforcement, use, modification, enhancement, improvement, license, sublicense, lease, distribution, production, reproduction, display, alteration, preparation of derivative works, alienation and authorization of Third Parties to do any of the foregoing, shall be limited solely to the Business.


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       (b) Without limiting the generality of the foregoing, XOX and the Company have agreed that all rights set forth in this Section 2.01 hereof shall become effective upon the Effective Date including the right to modify, enhance, improve and evolve the Software.

       (c) The Company shall have the unrestricted right or ability to dispose of, license, sublicense, sell, assign or otherwise transfer to any Affiliate or Affiliates of the Company of any or all of its rights (including without limitation the Conveyed Rights or any part thereof) acquired hereunder, all without obligation for, use of or requirement or need for, any payment, accounting, liability, obligation or compensation of any kind to (including, without limitation, the use or purchase of any Resale Right from) XOX.

       (d) Except as otherwise expressly set forth herein, the Company may only license, sublicense, or lease the Conveyed Rights, or any part thereof, to Third Parties and only (i) for use in the areas of the Business, (ii) in a Value Added context, and (iii) pursuant in all material respects to the Company's Standard Terms. It is agreed and understood that Company may not disclose, transfer, sell, assign, lease, license or otherwise convey any portion of the Source Code, Development Environment or Documentation to a Third Party, [*].

       (e) XOX and the Company each agrees to execute and deliver such further instruments, and take such further actions, as may be reasonably requested by the other party in order to evidence more fully the conveyance of the Conveyed Rights in favor of the Company hereunder and the other conveyances described hereinabove and the rights retained by XOX, including, without limitation, such instruments related to the Company's and XOX's rights to and ownership interest in XOX Patent Rights and XOX Copyrights, so that the Company's and XOX's rights to and ownership interests in such Conveyed Rights shall be maintained as a matter of record in the appropriate United States and applicable foreign governmental offices; provided that such further instruments and actions shall not, unless otherwise agreed, require either party to incur any obligation in addition to the obligations undertaken or assumed elsewhere in this Agreement. The occurrence of the Anniversary Date shall not limit any party's obligations under this Section 2.01(e), or the ownership rights hereafter arising or required to be conveyed in accordance with the terms hereof.

       2.02 Consideration. (a) In consideration of the conveyance by XOX to the Company of all of the Conveyed Rights and the Resale Rights as hereinafter provided, the Company shall pay to XOX, in equal monthly installments on the first business day of each month [*]



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

[*]. The Company shall be unconditionally obligated to make each of these payments on time, without regard as to whether the Company uses any of the Resale Rights, and even if XOX fails to perform its support and maintenance obligations. No payment shall be subject to any offset because of any claim against XOX by the Company or any right to payment from XOX, except to the extent that the Company is entitled to indemnification from XOX pursuant hereto and XOX is unable or refuses to pay such indemnification obligations to the Company.

       (b) Reference is hereby made to Section 3.02 hereof for a description of the payment obligations of the Company arising under the circumstances contemplated in Section 3.02.

                          ARTICLE III. RESALE CREDITS

       3.01 Credits. The Company shall be entitled to and shall be deemed to have received the number of Resale Rights as provided for in the following table for each [*] indicated (such receipt to be deemed to have occurred on the first day [*]:

                       [*]                 NUMBER OF
                      PERIOD             RESALE RIGHTS

                       [*]                    [*]

       The Company shall carry over from year to year all Resale Rights not consumed in any [*] in accordance with Section 3.02. Resale Rights are non-refundable and are not convertible into other services or rights under other products.

       3.02 Resale Payments.

       (a) For each Software Disposition from and after the Effective Date, the Company's Resale Rights shall decrease by one (1). A separate Resale Right shall be required for each Software Disposition. No fee, accounting or Resale Right shall be due from the Company to XOX on account of any Software Disposition:

       (i) to any Person that is an Affiliate of the Company; or



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

       (ii) to any Third-Party end-user that has rights to use the Software in the Business which do not obligate such end-user to make additional payments to XOX for additional use of the Software; or

       (iii) which is an evolution, improvement, modification, correction, enhancement, maintenance, upgrade, or bug fix of a previous Software Distribution for which the Company purchased a Resale Right.

       In the event that the Company does not possess any Resale Rights at the time of a Software Disposition to a Third-Party as described above, the Company shall contemporaneously purchase from and pay to XOX the consideration set forth below for an additional Resale Right, which shall be deemed immediately applied to such Software Disposition upon payment to XOX therefor, by payment to XOX according to the following table:

                        [*]               COST PER RESALE RIGHT

                        [*]                       [*]

       (b) Each Resale Right, if not used during any one twelve month period that commences June 1, may be carried over indefinitely from year to year until used in accordance with the terms hereof in connection with a Disposition of the Software by the Company to a Third-Party.

       (c) The Company shall submit written resale reports ("Resale Reports") to XOX at the end of each six month period following the Effective Date. Each Resale Report shall state the number of Software Dispositions which the Company has made during the period. The Company shall keep records sufficient to provide XOX's auditors with a record of the actual number of Software Dispositions made by Company during the period covered by a Resale Report so that XOX's auditors may determine the correctness of the figures given in Company's Resale Report.

       (d) The Company shall keep and maintain for three years after the date of each Resale Report business and technical records sufficient to allow independent verification of the accuracy of each Resale Report.

       (e) XOX shall have the right to audit Company's compliance with any of the provisions of this Section 3.02 no more frequently than once each calendar year to determine (a) the number of Software Dispositions which require a Resale right, and (b) the total amount of Resale Credits used by Company in the preceding two calendar years. The audit shall be performed only by an accounting firm of recognized national standing selected by XOX and reasonably acceptable to Company. The



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

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


audit shall detail the number of Software Dispositions which require a Resale right, and the total amount of Resale Credits used by Company in the preceding calendar year. Any additional amounts owed by Company as a result of the audit report shall be paid with interest at the rate of 10% per annurn (accrued from the date a payment would have been due but for the Company's error) within thirty days of written notice by XOX of such amount due, such written notice to be effective only if sent by XOX to Company within 180 days after such audit report is delivered to XOX by the auditors that authored it. Payment by the Company to XOX may be made in Resale Rights then currently available for use by the Company, using Resale Rights as currency (with such Resale Rights valued at the cost per right set forth in Section 3.02(a)), and no cash payment shall be due from the Company to XOX if the Company has Resale Rights with which to pay. If any annual Resale Report is discovered to have underreported the correct number of Software Dispositions by more than 10%, the Company shall pay the full cost of the audit.

                    ARTICLE IV. MOST FAVORED CUSTOMER STATUS

       4.01 MOST FAVORED TERMS. (A) UNTIL THE END OF MAY 31, 2001, XOX AGREES
TO TREAT THE COMPANY AS ITS MOST FAVORED CUSTOMER. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL XOX LICENSE, LEASE OR SELL THE SOURCE CODE TO ANY THIRD-PARTY THAT IS A DIRECT OR INDIRECT COMPETITOR OF THE COMPANY IN THE COMPANY'S BUSINESS OR ALLOW ANY SUCH THIRD-PARTY (DIRECTLY OR INDIRECTLY) ACCESS TO THE SOURCE CODE (EXCEPTING WHERE SUCH ACCESS IS REQUIRED UNDER A SOURCE CODE ESCROW, VAULTING AGREEMENT, OR SECURITY AGREEMENT CREATED FOR THE SAME PURPOSE AS A SOURCE CODE ESCROW OR VAULTING AGREEMENT), UPON ANY TERMS OR CONDITIONS MORE FAVORABLE THAN THE COMBINED TERMS AND CONDITIONS UPON WHICH THE COMPANY ACQUIRED OWNERSHIP IN THE SOURCE CODE EXISTING HERETOFORE AND OWNERSHIP IN THE CONVEYED RIGHTS DEVELOPED, INVENTED, CONCEIVED OR ACQUIRED OR MADE THROUGH ANY JOINT VENTURE, PARTNERSHIP, XOX AFFILIATE, DEVELOPMENT AGREEMENT OR OTHER ARRANGEMENT THAT INVOLVES XOX AND THE CONVEYED RIGHTS (OR ANY PART THEREOF) AFTER THE EFFECTIVE DATE AND BEFORE THE ANNIVERSARY DATE; PROVIDED HOWEVER, THAT XOX MAY PROVIDE THE SOURCE CODE TO ANY SUCH THIRD-PARTY OR ALLOW ANY SUCH THIRD-PARTY ACCESS TO THE SOURCE CODE OR LICENSING AND SUBLICENSING RIGHTS DESCRIBED ABOVE, IN EXCHANGE FOR PAYMENT IN CASH OF AN AMOUNT THAT WOULD BE NO LESS THAN THE AGGREGATE CONSIDERATION REMAINING TO BE PAID BY THE COMPANY TO XOX AS CALCULATED UNDER
SECTION 4.02 HEREOF.

       (B) IN ACCORDING SUCH MOST FAVORED TREATMENT, XOX AGREES NOT TO REASSIGN ANY STAFF ASSIGNED TO COMPANY PROJECTS TO OTHER PROJECTS

WITHOUT FIRST CONSULTING WITH COMPANY, IT BEING THE INTENTION OF THE PARTIES THAT CHANGES IN XOX STAFF ASSIGNMENT SHALL NOT UNREASONABLY AFFECT THE SATISFACTORY COMPLETION OF COMPANY PROJECTS. XOX SHALL PROMPTLY PROVIDE TO THE COMPANY FROM TIME TO TIME REASONABLE INFORMATION REGARDING ANY DISPOSITION AGREEMENTS THAT INVOLVE SOURCE CODE WHICH INVOLVE AGGREGATE COSTS TO THE ACQUIRER THAT ARE LESS THAN THE TOTAL COSTS (TAKING INTO ACCOUNT ALL OF THE TERMS, CONDITIONS AND PAYMENTS, INCLUDING MAINTENANCE AND SUPPORT PAYMENTS, PROVIDED FOR HEREIN) PROVIDED FOR HEREIN TO BE PAID BY THE COMPANY.

       4.02 Determining Most Favored Terms. In order to determine whether the Company is being accorded most favored customer status under Section 4.01 hereof, the total consideration for each Disposition of the Source Code, and each grant of licensing and sublicensing authority with respect thereto, shall be measured against the sum of the consideration then remaining to be paid by the Company to acquire its rights existing heretofore and its rights in the Conveyed Rights or any part thereof developed, invented, conceived or acquired or made through any joint venture, partnership, XOX Affiliate, development agreement or other arrangement that involves XOX and the Source Code or any part thereof after the Effective Date.

       4.03 Irreparable Harm. XOX acknowledges that any breach of Section 4.01 would subject the Company to irreparable harm and that the Company shall be entitled to seek an injunction to enforce such provisions. In addition, Company shall be entitled to seek recovery for any monetary damages it may also suffer as a result of XOX's breach of the foregoing warranties and representations or any other provision of this Agreement in accordance with the provisions of
Section 13.12 hereof. The remedies herein shall be in addition to, and not exclusive of, any other remedies to which the Company shall be entitled, including damages.


                         ARTICLE V. DELIVERY AND UPDATES

       5.01 Improvements. From the Effective Date until the Anniversary Date, XOX shall deliver to the Company a written report that completely details any evolution, improvement, modification, correction, enhancement or other change (collectively, "Updates") in or to the Software owned (or co-owned with any other Person) by XOX, XOX development efforts related to Software and the progress of XOX development efforts related to Software (whether or not such efforts or Updates have been incorporated into the Software). Except as set forth in the next succeeding sentence, in the event XOX, either by itself or through any joint venture, partnership, XOX affiliate, development agreement or other arrangement that involves the Conveyed Rights or any part thereof, develops or conceives any Update from the Effective Date until the Anniversary Date which XOX believes may be entitled to patent protection and which is owned by XOX, XOX shall provide to the Company a written description of such Update at least twenty (20) days prior to the date of any act, occurrence or deadline date that would constitute a bar to the patentability of such Update under the laws of the United States or any foreign jurisdiction, so as to allow the Company an opportunity to review such written description following receipt thereof in order to determine whether the Company desires to seek patent protection for the Update. Anything contained in this Agreement to the contrary notwithstanding, (i) any Update created by XOX while performing services as a consultant under contract to any Third-Party (other than the Company) shall not be subject to the rights of the Company, nor shall the Company be entitled to any conveyance thereto by XOX of any interest therein, if such contract provides that XOX shall have no right, title to or interest of any kind in any software, code, Updates or other intellectual property of any kind (including any partnership agreement, joint venture agreement or development agreement of any kind), created by XOX pursuant to such contract, and (ii) XOX shall not enter into any agreement with any Third Party (other than the Company) for the creation or development of any Updates unless such contract either (A) grants to XOX ownership or co-ownership thereof and the right to convey interests therein, including joint ownership, to the Company, or
(B) denies XOX any interest, legal or equitable, in such software, code, Updates or other intellectual property as created or developed by XOX pursuant to such contract.

       5.02 Delivery. From the Effective Date until the Anniversary Date, XOX shall deliver to the Company within 30 days after the last day of each calendar quarter of the Company, at such location as the Company may request, a master copy of any Conveyed Rights, or any other relevant documentation or media that evidences or supports any Conveyed Rights, including both Object Code and Source Code forms of programming, any Documentation, and any design or development specifications pertaining thereto, if any, and any Updates, as then existing, or such portion thereof as the Company may request. It is the intent of this
Section 5.02 that, subject to Section 5.01, the Company be entitled to obtain in a timely fashion possession and joint ownership with XOX of all of the Documentation, Source Code or media that evidence or support any and all of Updates, as appropriate to the Company's exercise of its rights hereunder, and regardless of whether such Updates were (A) developed by or for XOX, (B) XOX learned of or has knowledge of and is entitled to use or license to others, (C) was acquired by or for XOX or (D) were made through any joint venture, partnership, XOX affiliate, development agreement or other arrangement that involves the Conveyed Rights or any part thereof.

                            ARTICLE VI. MAINTENANCE

       6.01 Maintenance Fees. The Company shall purchase from XOX maintenance services during [*], and XOX shall supply to the Company such amount of maintenance services (including without limitation debugging of the Conveyed Rights, or any part thereof, and the Software) as the Company may reasonably require. The



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

Company shall pay XOX, [*] period of maintenance services, an aggregate annual maintenance fee [*]; provided, in the event that the Company converts into Resale Rights XOX's maintenance services as provided for herein, each maintenance payment made subsequent to such conversion shall be deemed the purchase of Resale Rights as provided for in Section 6.05. For each twelve-month period in which the Company shall purchase maintenance services hereunder, the Company shall pay XOX in equal monthly installments, each such installment being in an amount equal to [*]. Such monthly installments shall be due on the first business day of each calendar month beginning after the Effective Date. The aggregate annual maintenance fee paid by the Company to XOX is a fixed fee, and shall not vary with or be affected by the amount of maintenance services actually used or needed by the Company. ALL MAINTENANCE PAYMENTS AS PROVIDED FOR HEREIN MUST BE FULLY AND TIMELY PAID, WHETHER THE COMPANY REQUESTS ANY OF THE MAINTENANCE SERVICES.

       (b) XOX shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses in performing the Maintenance Services, such as for travel and lodging of XOX personnel when providing Maintenance Services at a Company designated site, provided that XOX has received prior written approval from an authorized representative of Company to incur such costs and expenses. No advanced approval shall be required for telephone toll calls. For the avoidance of doubt, "out-of-pocket costs and expenses" shall not include XOX's overhead or personnel costs in providing the Maintenance Services.

       6.02 Maintenance Services. Maintenance services shall consist of eight hour a day, five day a week, fifty-two weeks a year technical support through a telephone hot line; a customer support bulletin board system available through dial-up access; and on-site maintenance and assistance necessary to correct any Material Programming Error or Operating Error.

       6.03 Errors. If the Company discovers any Material Programming Errors or Operation Errors in the Software, the Company shall identify the errors to XOX for corrective action. The Company shall cooperate with XOX in the correction of any Material Programming Errors or Operational Errors. XOX shall use reasonable efforts to respond to errors identified by and/or inquiries from the Company as promptly as XOX is able to. For purposes of this Section 6.03, "respond" means to provide a plan as to XOX's proposed course of action for resolving the problem and details as to how XOX proposes to correct the problem.

       6.04 Response Action. XOX shall perform the following actions in response to the Company's technical support inquiries:

              (a) In response to a Priority One Need, XOX shall use reasonable efforts to (i) assign such personnel as may be necessary to correct such errors as quickly as is possible, and (ii) provide to the Company with respect to each bug or error reported to XOX which



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

       is not corrected within seven calendar days after receipt of such inquiry
       (i) a report as to the name of the employee(s) of XOX who is/are responsible for making the correction and the date the correction is expected to be completed, and (ii) (if the correction may take longer than seven calendar days from the date of such inquiry) instructions as to ways of allowing use of the Software pending correction of the error or bug.

              (b) In response to a Priority Two Need, XOX shall use reasonable efforts to (i) assign such personnel as may be necessary to correct such errors on an expedited basis, and (ii) provide to the Company with respect to each bug or error reported to XOX which is not corrected within 30 calendar days after receipt of such inquiry (A) a report as to the name of the employee(s) of XOX who is/are responsible for making the correction and the date the correction is expected to be completed, and
       (B) (if the correction may take longer than one month from the date of such inquiry) instructions as to ways of allowing use of the Software pending correction of the error or bug.

              (c) In response to a Priority Three Need, XOX shall use reasonable efforts to provide a written response to the Company promptly after receipt of such inquiry, and the Company and XOX shall negotiate in good faith concerning which of the next scheduled regular releases of the Software will resolve the Priority Three Need.

       6.05 Conversion to Resale Right. On or after [*], the Company may elect, in the Company's sole discretion, to convert into Resale Rights all then remaining maintenance obligations of XOX as would be due under this Article 6 in all calendar months (for the duration of such maintenance payment obligations) succeeding the date on which notice of conversion is sent by the Company to XOX. The Company may effect such conversion by sending written notice of such conversion to XOX; and notice shall be effective for all maintenance obligations arising 30 days after the date such notice is sent to XOX by the Company. Upon sending of such notice by the Company, (i) XOX's maintenance obligations for maintenance under this Article VI arising in all succeeding calendar months, occurring 30 days after the date such notice is sent, shall be terminated, (ii) the Company shall pay monthly following the date such notice is given as if the Company were paying for maintenance obligations under this
Article VI, and (iii) the Company shall receive each month commencing on the first business day of the calendar month that occurs after the expiration of 30 days from the date such notice is sent by the Company, a number of whole additional Resale Rights determined by dividing (A) the Company's monthly payment due on such date and determined in accordance with Section 6.1 hereof, by (B) [*]. Fractions of a Resale Right (if any) arising under the foregoing shall always be rounded upward to the nearest whole Resale Right. Once the Company has exercised its right to convert XOX's maintenance obligations into Resale Rights under this Section 6.05, it may not re-convert such Resale Rights back to rights to maintenance.



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

                        ARTICLE VII. TECHNOLOGY SUPPORT

       7.01 Service Fees and Usage (a) The Company shall purchase from [*] of support services during the [*] period from [*] through [*] and [*] of support services for the [*] period [*] through [*]. The parties hereto have agreed that [*] of services is equal to [*] hours of support services. The Company shall pay XOX an annual support service fee of [*] for each man year of support services purchased (prorated where applicable as hereinafter provided); provided, in the event that the Company converts XOX's support services as provided for herein, each support service payment made subsequent to such conversion shall be deemed the purchase of Resale Rights as provided in Section 7.04. The Company shall pay for support services hereunder by monthly installments due on the first business day of each month. Payments for support services shall be due monthly commencing June 1, 1998. The amount paid per calendar month shall vary from [*] period to [*] period, but within each twelve-month period the monthly installments shall be equal amounts, each such monthly installment being in an amount equal to the product obtained by multiplying (a) [*] by (b) the total number of man years of support services to be purchased for such [*] period, and by (c) [*] (it being understood that the total payments for four man years of support services under this Section 7.01 is [*]). ALL SUPPORT PAYMENTS AS PROVIDED FOR HEREIN MUST BE FULLY AND TIMELY PAID WITHOUT REGARD TO WHETHER OR NOT THE COMPANY REQUESTS ANY OF THE SUPPORT SERVICES.

       (b) Subject to Company's right to convert support services to Resale Rights as set forth in Section 7.04, below, in the event that the Company does not use all of the man hours of support services purchased by it from XOX in any [*] period, such man hours shall be deemed carried over and available for use by the Company without payment of any additional fee therefor to XOX, and such man hours shall be made available by XOX to the Company, in the next succeeding [*] period; provided, however, that (i) Company may not carry over any unused support services after [*] which it has not elected to convert to Resale Rights in accordance with Section 7.04, below, and (ii) support services that are unused during the [*] period commencing [*], and which services remain unused during such [*] period, may be converted into Resale Rights in accordance with
Section 7.04 hereof.

       (c) XOX shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses in performing the support services, such as for travel and lodging of XOX personnel when providing support services at a Company designated site, provided that XOX has received prior written approval from an authorized representative of Company to incur such costs and expenses. No advance approval shall be required for telephone toll calls. For the avoidance of doubt, "out-of pocket costs and expenses" shall not include XOX's overhead or personnel costs in providing the support services.



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

       (d) In the event Company requests support services in excess of the maximums specified in Section 7.01 (a), XOX shall perform such support services at a cost of [*] per [*]. XOX shall invoice Company for all such support services and Company shall pay an undisputed invoice within thirty (30) days of its receipt by Company.

       7.02 Future Releases. XOX shall use reasonable efforts to develop future releases of and improvements to the Software. XOX shall qualify and check for compatibility with a demonstration unit all future releases of the Software. XOX shall supply to the Company with each future release a set of regression tests which exercise the Software and indicate the proper operation of the Software. Delivery of a release of the Software shall be deemed to have occurred on the successful completion of an acceptance test. This test includes the ability to rebuild executables from the named libraries on Exhibit B and to successfully execute the supplied regression tests with results identical to those obtained by XOX. Pending mutually agreeable alternatives, the development environments to be supported are Solaris SparcCompilers, SGI C and C++ compilers and linker, and MicroSoft VC/C++ DeveloperStudio, respectively, for Sun solaris, SGI Irix, and PC NT platforms. Any XOX-developed compilation and linkage executables required to use off the shelf development environments to compile and link the elements in the source tree into the above libraries shall be provided by XOX for each platform promptly upon request by the Company.

       7.03 Improvements. (a) Notwithstanding and in addition to the Company's interest in the Conveyed Rights, during the effective term of the support services, to enable the Software to meet the Company's future requirements and desires, upon the mutual agreement of XOX and the Company, XOX shall design, program, test and implement enhancements and improvements as the Company may reasonably request as part of the support services being acquired under Section 7.01, and any man-hours expended on such development shall be deducted from the amount of support so provided; provided, (i) in the event that XOX in good faith estimates that the requested enhancements and improvements, in conjunction with the aforementioned support, shall exceed the number of man-years of support to be purchased by the Company, then the Company shall, in the event the Company desires to purchase such support from XOX, pay for the same at the rate of [*] per [*] for service. ALL ENHANCEMENTS AND IMPROVEMENTS PRODUCED OR PROVIDED BY XOX UNDER THIS SECTION 7.03 SHALL BE DEEMED WORKS MADE FOR HIRE AND SUCH ENHANCEMENTS AND IMPROVEMENTS SHALL BE OWNED EXCLUSIVELY BY THE COMPANY. In the event any such enhancement or improvement may not be deemed a work for hire, XOX agrees to assign and execute such instruments necessary to perfect the Company's ownership therein. This section shall in no way be deemed to limit the Company's interest in the Conveyed Rights.

       (b) In the event that XOX agrees in writing to create, design, program or test any enhancement or improvement reasonably requested by the Company not as part of the support services provided for in Section 7.01, but instead by agreement due to the broad scope of the enhancement or improvement project, then such enhancement or improvement shall either (i) be treated in accordance with
Section 7.02 (and not Section 7.03(a)); provided however, that in the



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

event ownership rights in such enhancement or improvement are not transferred to the Company, then such services (the "Special Services") performed by the Company shall not count toward, or be credited against, XOX's support obligations under Sections 7.01 and 7.03(a) and the Company shall be entitled to additional support services under this Article 7 as if XOX had not performed the Special Services, or (ii) constitute an enhancement or improvement covered under Section 7.03(a) and subject to the terms thereof.

       7.04 Conversion to Resale Rights. The Company may elect, in the Company's sole discretion, to convert into Resale Rights all then remaining support service obligations of XOX as would be due under this Article 7 and payable through [*]. The Company may effect such conversion by sending to XOX written notice of such conversion on or before [*]; and notice, if timely given, shall be effective for all service obligations arising thereafter. Upon timely sending of such notice by the Company, (i) XOX's service obligations for service arising for the period [*] through [*] shall be terminated, (ii) the Company shall pay monthly during the period of [*] through [*] as if the Company were paying for service obligations under this Article VII, and (iii) the Company shall receive each month commencing on the first business day of [*], a number of whole additional Resale Rights determined by dividing (A) the Company's monthly payment due on such date and determined in accordance with Section 7.01 hereof, by (B) [*]. Fractions of a Resale Right (if any) arising under the foregoing shall always be rounded upward to the nearest whole Resale Right. Once the Company has exercised its right to convert XOX's support obligations into Resale Rights under this Section 7.04, it may not re-convert such Resale Rights back to rights to support.

       7.05 Pre-Approval. Before assigning any employee or consultant to provide the Company support services as provided for in this Article VII, XOX shall provide to the Company a written copy of a proposed employee's or consultant's experience and resume.

       7.06 Training. XOX shall provide the training as provided in Exhibit C. Upon the Company's request, XOX shall provide additional training, including refresher training, advanced training and support. Such training shall be treated as support services and chargeable against the support services being provided by XOX to the Company under Section 7.01 hereof.

       7.07 Time Records. XOX shall provide to the Company, within 60 days after the end of each quarterly period ended August 31, November 30, February 28 (or
29) and May 31, commencing with the calendar quarter ended August 31, 1998, a report setting forth in reasonable detail on a daily basis (i) the number of hours worked by each XOX employee pursuant to this Article 7 providing support services to the Company, (ii) the name of such XOX employee and (iii) a brief but clear description of the support services performed on the applicable date.

       7.08 Failure to Make Reasonable Efforts. The Company may notify XOX in writing of any failure by XOX to make the reasonable efforts to provide the support services contemplated under



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

this Article VII (a "First Notice"). XOX shall have 30 days after the First Notice is sent to XOX to resume such reasonable efforts. If XOX fails to resume and continue such reasonable efforts, the Company may suspend payment of the support or other applicable payments contemplated in this Article VII, and issue a second notice to XOX with respect to XOX's continued failure (a "Second Notice"), and of the Company's intention to obtain such services described in the First Notice from a Third Party, from the internal resources of the Company, or from an Affiliate of the Company. If at any time within 30 days after the Second Notice is sent to XOX, XOX resumes and continues reasonable efforts in the provision of support services contemplated in this Article VII, and pays the reasonable costs (reasonable costs, in the case of internal costs of the Company or an Affiliate thereof, to include appropriate allocations of overhead necessary to determine the full cost of the services provided) that the Company has incurred to obtain such support services, as were described in the First Notice, from (i) a Third Party, (ii) an Affiliate of the Company, and (iii) internal personnel resources, then the support services payments shall commence again on and as of the first day of the calendar month following the calendar month in which XOX resumed performing the support services described in the First Notice. If XOX does not resume and continue reasonable efforts in the provision of support services within such 30 day period following the sending of the Second Notice, the Company may terminate permanently its obligation to pay for and purchase all future support services contemplated in this Article VII upon providing to XOX written notice of such termination.

                               ARTICLE VIII. TERM

       8.01 Term. This Agreement shall become effective upon the Effective Date and [*].

                   ARTICLE IX. REPRESENTATIONS AND WARRANTIES

       9.01 XOX Representations. XOX represents, warrants and covenants that:

       (a) The rights and interests granted or to be granted by XOX to the Company herein are granted and shall be granted free and clear of any lien, security interest or other claims of any Person, except for source code escrows and source code vaulting agreements.

       (b) XOX has full and sufficient right, title and authority to grant to the Company the rights, licenses, or interests in and to the Conveyed Rights as provided in this Agreement. Except as set forth in Schedule 9.01(b) hereto, to the best of XOX's knowledge, the conveyance of the Conveyed Rights, exercise of the Conveyed Rights by the Company, and delivery of the Conveyed Rights in accordance with this


[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

            Agreement do not constitute an infringement of any Third-Party's interest and/or intellectual property rights, including, without limitation, patent, trade secret, copyright, mask work rights and SUI GENERIS rights.

       (c) Except as set forth on Schedule 9.01(c) hereto, XOX is not aware of any claim (whether or not embodied in any action, past or present) of infringement of any intellectual property involving or concerning the Conveyed Rights or any part thereof has been threatened or asserted against XOX, and no such claim is pending against XOX.

       (d) All XOX enhancements and improvements are and will be Year 2000 Compliant.

       (e) No Third-Party has any right or claim to the Source Code, except for source code escrows or source code vaulting agreements. XOX will notify the Company of any Third Party rights which arise in connection with any of the Conveyed Rights, and will have obtained any required consents, approvals and waivers necessary for XOX to be able to execute, deliver and perform the terms and provisions of the Agreement and to provide to the Company the benefits of such terms and provisions, other than consents of third parties supplying software components or modules embedded in a Conveyed Right -- and with respect thereto XOX shall use its best efforts in assisting the Company in obtaining the consents of such Persons to the Company's use thereof pursuant to the terms of this Agreement.

       (f) As of the Effective Date, no bulk sales laws (such as Article 6 of the Model Uniform Commercial Code, as adopted in Minnesota) are applicable to the transactions contemplated herein. In the event that any such bulk sales laws shall hereafter apply to the transactions contemplated herein, then XOX shall comply with all such laws, and shall cooperate with the Company in effecting such compliance and in informing the Company of the status of such efforts.

                              ARTICLE X. INDEMNITY

       10.01 XOX Indemnity. (a) XOX will defend, at its expense, any action brought against the Company to the extent that it is based on a claim that the use of the Software or any Conveyed Rights, within the scope of this Agreement, infringes any patent, trade secret, mask work right, copyright or SUI GENERIS right, and XOX will indemnify the Company from any expenses, costs, damages, and fees (including attorney's fees) incurred by or finally awarded against the Company in such action which are attributable to such claim; provided that the Company notifies XOX promptly in writing of the claim; and provided further that the Company permits XOX to defend, compromise, or settle the claim and provides all available information, assistance and authority to enable XOX to do so. The Company shall have no authority to settle any claim on behalf of XOX and any such settlement shall be at the Company's risk and all costs, damages, and fees covered by such settlement shall be the responsibility of the Company. Nothing contained herein shall constitute XOX the agent of the Company, and XOX shall have no authority to bind, or act in the name of or on behalf of, the Company. XOX shall have no liability to Company for any claim of infringement based on use of the Software or Conveyed Rights as modified or used by Company with other software or data if such infringement would have been avoided by the avoidance of the use of such other software or data.

       (b) The Company will defend, at its expense, any action brought against XOX to the extent that it is based on a claim that the use of the Company Intellectual Property (or any part thereof), infringes any patent, trade secret, mask work right, copyright or SUI GENERIS right, and the Company will indemnify XOX from any expense, costs, damages, and fees (including attorney's fees) incurred by or finally awarded against XOX in such action which are attributable to such claim; and provided further that XOX notifies the Company promptly in writing of the claim; and provided further that XOX permits the Company to defend, compromise, or settle the claim and provides all available information, assistance and authority to enable the Company to do so. XOX shall have no authority to settle any claim on behalf of the Company and any such settlement shall be at XOX's risk and all costs, damages, and fees covered by such settlement shall be the responsibility of XOX. Nothing contained herein shall constitute the Company as the agent of XOX, and the Company shall have no authority to bind, or act in the name of or on behalf of, XOX.

       10.02 Right to Use. Should any Conveyed Rights become, or in XOX's opinion be likely to become, the subject of a claim of infringement of a patent, trade secret, mask work right, copyright or a SUI GENERIS right, XOX shall, upon the Company's request, (i) procure for the Company, at no cost to the Company, the right to continue to use the Conveyed Rights or (ii) replace or modify the Conveyed Rights, at no cost to the Company, to make such non-infringing, provided that the same rights and function and performance level shall be maintained by the replacement or modified Conveyed Rights. Should use of Software be enjoined, XOX shall, upon the Company's request, procure or replace as indicated above. The aforementioned remedies shall be in addition to and not exclusive of any remedy the Company may otherwise enjoy.

                       ARTICLE XI. PROTECTION AND DEFENSE

       11.01 Maintenance of Conveyed Rights. Each of the Company or XOX may, in its discretion and at its expense, take such action from time to time after the Effective Date as may be reasonable or appropriate, in its judgment, to protect and preserve its title and interest in the Conveyed Rights and those retained by XOX, including by compliance to the extent the Company or XOX deems reasonable or appropriate, in its judgment, with applicable laws and regulations, both

United States and foreign, respecting the registration of copyrights, the continuing registration of any registered copyrights, payment of any maintenance fee on any issued patent, requiring the other party to cause its appropriate employees, Affiliates and employees of Affiliates to execute or enforce reasonable nondisclosure and non-compete agreements, seeking patent protection and by seeking to enjoin any infringement by Third-Parties of the intellectual property represented by any Conveyed Rights or any part thereof.


       11.02 Enforcement. Neither the Company nor XOX shall have any duty to enforce any instance of alleged infringement or misappropriation or the Conveyed Rights; provided however, that a party learning of such alleged infringement shall identify in writing any such incident of alleged infringement or misappropriation to the other party within thirty (30) days of learning of such alleged act(s) of infringement. The parties shall then meet as soon as possible to discuss whether joint action against the alleged infringer is to be undertaken. If one party declines to join in such prosecution of such claims, or fails to take appropriate action to prosecute such claims within thirty (30) days of receipt of written notice from the other party, then said declining or failing party shall be deemed to have assigned all its rights under such claim to the other party who shall be free, at its own cost and expense, to pursue and prosecute such persons and claims as it sees fit in its own name. A party bringing a separate action shall defend and indemnify the party not joining in that action against any counterclaim, cross-complaint, or cross-claim brought against the party not joining in the action seeking a declaratory judgment that the Conveyed Rights which are the subject of the action are invalid, unenforceable or not infringed.

       11.03 Enforcement Damage. If, as a result of any infringement or misappropriation action asserted solely by one party hereto (where the other party has, after written notice, declined or failed to take action to join in said action), damages are collected based specifically on the infringement or misappropriation of any Conveyed Rights by a Third-Party, then the prosecuting party shall be entitled to receive all of the damages recovered. If, as a result of any infringement or misappropriation action asserted jointly by the Company and XOX, damages are collected based specifically on the infringement or misappropriation of any Conveyed Rights by a Third-Party, then the Company and XOX shall be each entitled to receive one-half of the damages recovered after the respective costs and expenses of each party related to such action have been reimbursed and satisfied.

       11.04 Procurement of Patents. It is agreed and understood that neither party shall have any duty or obligation to seek to file or obtain patent protection for any of the Conveyed Rights. The parties acknowledge and agree that, in the event patent protection for an invention covering the Conveyed Rights is to be prepared and filed, XOX shall have the first opportunity for preparation, filing and/or prosecution of any patent related to the Conveyed Rights through counsel of its choice. Company may join XOX as co-owner of any such patent application or patent by agreeing to pay one-half of XOX's costs and expenses involved in seeking patent protection for such invention. If Company declines to make such payment within 30 days of a request for such payment, it shall not be deemed to be a co-owner of any resulting patent; provided, however, that Company shall have a non-exclusive world-wide right and license, with right to sublicense, under any such patent application or patent issuing thereon in the field of the Business. In the event that XOX determines that it does not wish to seek patent protection for a particular invention relating to the Conveyed rights, (i) XOX shall notify the Company in writing, specifically identifying the applicable Conveyed Rights, at least twenty (20) days prior to the date of any act, occurrence or deadline date that would constitute a bar to the patentability of such Conveyed Rights under the laws of the United States or any foreign jurisdiction, so as to allow the Company an opportunity to review such written description following receipt thereof in order to determine whether the Company desires to seek patent protection for such Conveyed Rights, and (ii) the Company shall be free to apply for a patent solely in its own name, at its sole cost and expense, and be the sole owner thereof, provided, however, that XOX shall have a non-exclusive world-wide right and license, with right to sublicense, under any such patent application or patent issuing thereon.

       11.05 Confidentiality. (a) Company shall make reasonable efforts to protect the XOX Confidential Information, including, without limitation, imposing contractual confidentiality and noncompetition obligations upon all individuals, Affiliates, employees of Affiliates of the Company, and Third Parties who are provided any portion of the same, to the extent legally permissible. The Company's obligations pursuant to this Section 11.05(a) above shall not apply to: (i) information that, at the time of disclosure, is, or, after disclosure, becomes generally known or available to the public other than as a consequence of the Company's breach of this Agreement; (ii) information (other than information provided to the Company by XOX) that was known or otherwise available to the Company prior to disclosure thereof by the Company;
(iii) information disclosed by a third party to the Company after disclosure by the Company if such third party's disclosure neither violates any obligation of the third party to XOX nor is a consequence of the Company's breach of this Agreement; (iv) information that XOX authorizes for release, (v) information required to be disclosed pursuant to the order of a court of competent jurisdiction, and (vi) information disclosed in connection with dispute resolution procedures pursuant hereto between the Company and XOX.

       (b) XOX shall make reasonable efforts to protect the Company Confidential Information, including, without limitation, imposing contractual confidentiality and non-competition obligations upon all individuals, Affiliates, employees of Affiliates, and Third Parties who are provided any portion of the same, to the extent legally permissible. XOX's obligations pursuant to this Section 11.05(b) above shall not apply to: (i) information that, at the time of disclosure, is, or, after disclosure, becomes generally known or available to the public other than as a consequence of the XOX's breach of this Agreement; (ii) information that was known or otherwise available to XOX prior to disclosure by XOX; (iii) information disclosed by a third party to XOX after disclosure by XOX if such third party's disclosure neither violates any obligation of the third party to the Company nor is a consequence of XOX's breach of this Agreement; (iv) information that the Company authorizes for release, (v) information required to be disclosed pursuant to the order of a court of competent jurisdiction, and
(vi) information disclosed in connection with dispute resolution procedures pursuant hereto between the Company and XOX.

       11.06 Hiring Limitations. The Company agrees that, for a period of [*] following the date hereof, the Company shall not solicit for employment any employee of XOX, provided however, that the foregoing restriction shall not apply where (a) a XOX employee makes the initial contact with the Company without prior solicitation by the Company, or (b) where a XOX employee answers so-called "blind" advertisement of employment placed by the Company in general circulation media, such as newspapers, trade journals, technical journals, or the like, or (c) if XOX has entered into or is otherwise subject to any arrangements for winding up or liquidation of its business, including, without limiting the generality of the foregoing, any pending bankruptcy proceeding that XOX is the subject of under the United States Bankruptcy Code (11 U.S.C. ss. 101 et. seq.).

                       ARTICLE XII. INFORMATION EXCHANGE

       12.01 Protection. During the term of this Agreement, a party hereto may provide the other party access to Confidential Information. Without the prior written consent of the disclosing party or compulsion by court order, a party receiving Confidential Information of the other shall (i) only disclose such Confidential Information to the receiving party's officers, employees and subcontractors involved in the performance of this Agreement and who have a need to know and (ii) protect the Confidential Information with the same degree of care as it would use to protect its own information of a similar nature.

       12.02 Company Improvements. In the event the Company independently develops, reduces to practice or conceives Company Intellectual Property, the Company shall own all such know-how, modifications or other proprietary technology. Nothing in this Agreement shall be deemed to grant to XOX or create an obligation on the Company's part to grant to XOX any right in Company Intellectual Property, now existing or which may hereafter arise or come into existence.

                          ARTICLE XIII. MISCELLANEOUS

       13.01 Disclaimer. Except as provided in this Agreement, XOX MAKES AND THE COMPANY RECEIVES NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE; AND XOX SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY CONCERNING THE QUALITY OR PERFORMANCE OF THE SOFTWARE, DEVELOPMENT ENVIRONMENT OR DOCUMENTATION.

       13.02 Expenses. Except as expressly provided for herein, each party shall provide for and bear all of their respective costs of performance and expenses for their own account.



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

       13.03 Integration. The provisions of this Agreement and the Assignment Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement and the Assignment Agreement supersede the written agreements and licenses executed by XOX and the Company prior to the Effective Date, it being the intention of the parties hereto that this Agreement and the Assignment Agreement be and set forth the exclusive terms of the agreements between the parties hereto with respect to the support, maintenance and the Conveyed Rights. Except as otherwise provided herein, the rights and obligations provided herein shall be cumulative of those set forth in such other instruments. There are no unwritten or oral agreements of the parties hereto.

       13.04 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their successors or assigns. There are no limitations upon the assignment by the Company of its right hereunder to any Person. Except in connection with a merger of XOX with another Person or sale by XOX of all or substantially all of its assets, XOX shall not assign its rights or delegate its duties hereunder without the prior written consent of the Company, such consent not to be unreasonably withheld. XOX may assign the benefits it receives under this Agreement, consisting of the right to receive the consideration contemplated herein for the various services being performed for the Company or the rights being granted to the Company.

       13.05 Headings. The headings, subheadings and captions found in this Agreement are for reference purposes only and are to be given no effect in the construction of this Agreement.

       13.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. In the event that this Agreement is executed and delivered by telecopy, original executed copies hereof shall be forwarded by each party to the other within three business days following such delivery by fax.

       13.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

       13.08 No Exclusive Relationship. This Agreement shall not be construed to limit either party's right to obtain services or software programs from other sources, to prohibit or restrict either party from independently developing or acquiring any software or technology, or to restrict either party from making, having made, using, leasing, licensing, selling, or otherwise disposing of any products or services whatsoever. Each party shall have the right to deal with any other licensors, suppliers, contractors, or customers, except to the extent expressly prohibited hereby or thereby.

       13.09 Attorneys Fees. If either party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the prevailing party.

       13.10 Notices. All notices or other communications required or permitted under this Agreement must be in writing and shall be deemed given if delivered personally via facsimile (with receipt confirmed), by recognized international courier service (with receipt confirmed), or by registered or certified mail, postage prepaid, to the party involved at its respective address set forth at the end of this Agreement, or at such other address of which such party may notify the other from time to time in accordance with this Section. Any such notice shall be effective upon delivery. Any notice that is sent by facsimile transmission shall be deemed to have been duly given to the party to which it is addressed upon facsimile confirmation of the same as provided herein. Any notice that is sent by internationally recognized courier service shall be deemed to have been duly given to the party to which it is addressed upon confirmation of delivery in writing by the delivery service. The following international delivery services shall be deemed to be "recognized" for the purposes of this
Agreement: DHL, Federal Express, United Parcel Service, Seur and Airborne
Express.

       13.11 Judicial Proceeding. The parties shall give each other immediate notice of any attachment or other judicial process affecting the Conveyed Rights.

       13.12 Arbitration. Except as provided for in Section 4.04, the parties agree to resolve any disputes related to or arising out of this Agreement or the Assignment Agreement as provided in Exhibit D, the terms of which are incorporated herein by reference.

       13.13 Jurisdiction/Choice of Law. This Agreement shall be deemed accepted and delivered in and governed by and construed under the laws of the State of Texas and the United States of America. No conflicts of law rule or law which may refer to the laws of another state, republic or country shall be considered. The Parties consent to the jurisdiction and venue of the federal and state courts located in Harris County, Texas concerning any disputes or claims arising from or connected to this Agreement and agree that any action concerning any disputes or claims from or connected to this Agreement shall, to the extent not covered by arbitration as provided for in Section 13.12 hereof, be conducted solely within the courts situated therein. The parties hereby exclude the application of The Convention for the International Sale of Goods.

       13.14 Third-Parties. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or liability of a party to, any Person other than a party.

       13.15 United States Laws. The parties agree that this Agreement is subject to United States export controls and regulations and understand the necessity for obtaining export licenses and the like and agree to cooperate to secure and faithfully perform under such licenses.

       13.16 No Joint Venture. Nothing herein shall be deemed to make either party the agent or partner of the other or to create a partnership or joint venture between the parties and no party shall have the power to bind the other in any way.

       13.17 All or Any Part of Conveyed Rights. Each reference herein to any right of the Company (i) to enforce, use, own, sell, convey, license, sublicense, distribute, produce, reproduce, display, modify, enhance, improve, evolve or alter the Conveyed Rights, (ii) to prepare derivative works based on the Software, (iii) subject to the express terms hereof, to authorize others, and to convey, assign, transfer or license to others the right, to do some or all of the foregoing, and (iv) to protect and defend its rights to the Conveyed Rights, shall be deemed to be a reference to all or any part of the Conveyed Rights, it being the intention of the parties hereto to grant to the Company the rights described herein with respect to all or any part of the Conveyed Rights and to allow for the exercise by the Company of such rights with respect to all or any part of the Conveyed Rights.

       13.18 No Partition. Company shall not initiate any action to partition its interests in the Conveyed Rights.

       13.19 New Application. Nothing contained herein or in any other agreement between the Company and XOX shall limit or restrict the power, right or authority of the Company to (i) create or develop new geometric modeling applications using the Software, or (ii) create or develop any substitute or replacement for the Software, and no payments shall be due or owing to XOX by the Company on account of any use, sale, license, sublicense or lease of any software that is a replacement or substitute for the Software, if such substitute or replacement is created by the Company independently of the Software (such as in a clean room and without use of, and independent of, the Software, the Source Code, the Development Environment, the Documentation, XOX Confidential Information, or any Conveyed Rights in which XOX has an interest).

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first above written.

                                       COMPANY:

                                       SCHLUMBERGER TECHNOLOGY
                                       CORPORATION

                                       By: ____________________________________

                                       Print Name: ____________________________

                                       Print Title: ___________________________

                                       Address for Notices:

                                       5599 San Felipe, Suite 1700
                                       Houston, Texas 77056-2722
                                       Attention: _____________________________
                                       Telecopy No.: __________________________

                                       XOX:

                                       XOX CORPORATION

                                       By: ____________________________________

                                       Print Name: ____________________________

                                       Print Title: ___________________________

                                       Address for Notices:

                                       XOX Corporation
                                       7640 West 78th Street
                                       Bloomington, MN 55439
                                       Attention: _____________________________
                                       Telecopy No.: __________________________

                                    EXHIBIT A
                             COMPANY STANDARD TERMS

The following are the Terms and Conditions under which GeoQuest [INSERT NAME OF APPLICABLE COMPANY], ("GeoQuest") sells, leases, and/or licenses Products and Services.

1.0  DEFINITIONS

     1.1 "Documentation" refers to manuals, handbooks, maintenance libraries, and other publications in whatever form listed in GeoQuest's Price List or supplied in connection with Services.

     1.2 "Equipment" refers to computer related hardware and other equipment that is listed on a quotation.

     1.3 "External Software" refers to stand-alone, off-the-shelf application software packages listed on the quotation which are licensed to Customer in accordance with these Terms and Conditions by the applicable third party software vendors. Such third party software vendors are third party beneficiaries to this License Agreement and shall have the right to enforce these Terms and Conditions to the extent they apply to External Software.

     1.4 "Party" refers to GeoQuest or Customer, "Parties" refers to GeoQuest and Customer.

     1.5 "Products" refers to items listed on a quotation, including but not limited to Software and Equipment.

     1.6 "Proprietary Information" refers to, without limitation, Software (including all enhancements, updates, corrections, derivative works and other modifications thereto); Documentation, diagnostic software, equipment or other materials used by GeoQuest in the performance of installation, warranty work or services which may be furnished with Products or stored at Customer's facility; Equipment design information; GeoQuest supplied printed materials; visually transmitted information; and any modifications or components thereof, whether made by GeoQuest or Customer.

     1.7 "Service Descriptions" refers, as applicable, to documents, including Standard Terms and Conditions for Equipment Maintenance; Software Maintenance; and On-Site Customer Support, issued by GeoQuest that provide information regarding GeoQuest's and Customer's obligations for Services provided under these Terms and Conditions.

     1.8 "Services" refers to GeoQuest software, equipment, customer support, and educational services (including implementation and maintenance services) listed on a quotation or Maintenance Agreement for which there is a Service Description.

     1.9 "Software" refers to software listed on a quotation including, without limitation, application software, systems software, External Software, microcode and firmware, and, where included, documentation and manuals related thereto. For Software, the term "purchase" or "sale" means "license".

     1.10 "Software License" refers to the software license granted by GeoQuest in accordance with Article 10.0.

2.0  ORDERS

     Prices and fees for products and Services will be as specified in a quotation that is current at the time an order is accepted, or in the absence of a quotation, shall be GeoQuest's then-current standard prices and fees. Prices for Services provided under an accepted quotation may be changed by GeoQuest effective January 1 of the next year, on thirty (30) days' written notice to Customer.

3.0  PAYMENT

     3.1 Purchase. For Product purchases, Customer shall make full payment within [*] days after the date of shipment of the Products, provided Customer maintains credit arrangements satisfactory to GeoQuest. Customer shall make full payment for Services and other items described herein for which no "shipment" is involved within [*] after receipt of invoice. All payments shall be made in the currency set forth on the quotation (or in U.S. dollars if no other currency is indicated).

     3.2 Lease. If the quotation or Service Description provides for a lease or rental to Customer of Products from GeoQuest, GeoQuest's Standard Leasing Terms and Conditions, attached hereto, shall apply in addition to these Terms and Conditions.

4.0  TAXES

     Prices listed do not include any local, state or federal sales, use, excise, personal property, value added, import/export, or other similar taxes or duties, which may be assessed in connection with the Products, and Customer agrees to pay all such assessments. In the event GeoQuest must initially pay such assessments, Customer agrees to reimburse GeoQuest within [*] after receipt of GeoQuest's invoice. Taxes based upon GeoQuest's income shall be the sole responsibility of GeoQuest.

5.0  SHIPMENT

     5.1 Shipment. Prices exclude shipping charges. Products will be shipped FOB point of origin. Customer will be responsible for shipping charges and for procuring insurance, unless otherwise specified. Customer shall assume all risks of loss upon GeoQuest's delivery to the carrier.

    5.2 Security Interest. GeoQuest retains title to and a security interest in the Equipment as security for Customer's payment for the Equipment until the purchase price for the Equipment has been paid in



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

          full. Customer agrees to execute such documents as GeoQuest may reasonably require to perfect and further evidence this security interest.

6.0  INSTALLATION

     6.1 Equipment. GeoQuest shall install Equipment if the price includes installation or if Customer separately purchases installation services.

     6.2 Software. Software shall be installed onto GeoQuest-authorized servers and/or computers in accordance with Article 10.3.2. Unless GeoQuest installation services have been ordered, Customer shall perform such installation.

     6.3 Customer Responsibilities. Customer shall provide the necessary environment and electrical power supply connections as specified by GeoQuest and the equipment manufacturer and shall be responsible for transporting the Equipment to its location within Customer's facility.

7.0  CANCELLATION CHARGES

     In the event Customer cancels an order for Products, Customer shall pay within thirty (30) days thereafter a cancellation charge in the amount of ten percent (10%) of the total price for the canceled Products. No cancellation by Customer will be accepted after the date of shipping, or for Products being specially developed for Customer once development has commenced. For Products ordered from GeoQuest suppliers on behalf of Customer, the "date of shipment" shall be the date Products are shipped from the GeoQuest supplier(s).

8.0  WARRANTY

     8.1  Equipment Warranty.

        8.1.1 Equipment sold is warranted to be in good and serviceable condition. The warranty period for Equipment shall be as specified in the quotation, or for a period of ninety (90) days if no such warranty period is specified. The warranty period begins on the date installation is completed or upon delivery if the Equipment is installed by Customer. If GeoQuest is prevented from installing the Equipment by causes beyond its control for more than thirty (30) days from the date of delivery, the warranty period will commence on the thirtieth (30th) day after delivery.

        8.1.2 Equipment may also be warranted by the third party supplier. GeoQuest's sole liability and Customer's sole remedy for breach of this warranty is limited at GeoQuest's sole option to either:
                (a) the repair or replacement of the defective Equipment or part, or (b) the refund of the purchase price of the defective Equipment which is returned by Customer at Customer's cost to the location specified by GeoQuest.

     8.2  Software Warranty

        8.2.1 The warranty period for Software shall be: (a) ninety (90) days from the date of delivery of the Software, or (b) one hundred twenty (120) days from the date of shipment to Customer, whichever occurs first.

        8.2.2 Subject in all cases to Article 8.3, during the warranty period, GeoQuest warrants: (a) that the Software shall function substantially in accordance with published GeoQuest product specifications at the time the order is accepted; and (b) that GeoQuest shall correct Software defects which prevent the substantial use of the Software in accordance with such product specifications.

        8.2.3 Due to the complex nature of Software, GeoQuest does not warrant that Software is error free or that all errors will be corrected.

     8.3 External Software. GeoQuest does not warrant the form or content of External Software or related documentation, which GeoQuest provides "as is".

     8.4 Service Warranty. GeoQuest will use reasonable efforts to provide Service for Products pursuant to these Terms and Conditions subject to Customer's fulfillment of its obligations.

     8.5 Limitations. GeoQuest's sole responsibility under these warranties shall be to provide the Products described in the quotation. Warranties described in Sections 8.1 and 8.2 and Services do not include warranties or Services for: (a) any products other than Products listed in the quotation, or (b) conditions resulting from improper use or storage of the Products or operation of the Products outside the specified environmental conditions, or (c) conditions resulting from causes external to the Products after delivery, or (d) conditions resulting from modifications to the Products other than modifications made by GeoQuest or GeoQuest's service vendor, or (e) conditions resulting from Customer's movement of the Products, or (f) Products from which GeoQuest's or GeoQuest's service vendor's serial numbers have been removed, or (g) use of Software with operating system software version other than GeoQuest-designated versions.

     8.6 Disclaimer of Warranties. Except as expressly stated herein, GEOQUEST MAKES NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PRODUCTS/SERVICES PROVIDED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.0  SERVICES

     9.1 Supplemental Terms and Conditions. To the extent the quotation or Service Description includes Customer's purchase of software maintenance; hardware maintenance; and/or on-sight support, separate GeoQuest terms and conditions for each of such services, attached hereto as applicable, shall apply to such services in addition to these Terms and Conditions.

     9.2 Service Term. GeoQuest, or GeoQuest's service vendor, shall provide the Services described in the quotation for the term specified therein and/or in the Service Description.

     9.3 Add-on Products. Add-on Products approved for use and service as part of an earlier-acquired GeoQuest system shall be placed under the applicable GeoQuest service contract covering the GeoQuest system, if any. The add-on Products will be serviced for the remainder of the service contract term following the warranty period for the add-on Products, and the cost of this additional service contract coverage shall be based on appropriate prorating of the then current list price for service of the add-on Products.

     9.4 Movement of Products. Customer shall give GeoQuest sixty (60) days' prior written notice of any movement of the Products to any other location. If the Products are moved to a location serviced by GeoQuest, the Products shall continue to be serviced under this Agreement and shall be subject to any additional fees in accordance with the then current price list. Customer shall be responsible for any costs of de-installation, packing, transporting, unpacking, installation and repair necessitated by the move.

10.0 SOFTWARE LICENSE

    10.1 License. GeoQuest grants to Customer a nonexclusive, nontransferable license to use Software and Proprietary Information described in the quotation in accordance with these Terms and Conditions. This Software License shall commence upon GeoQuest's delivery of Software to Customer and shall continue unless terminated by default or cancellation. GeoQuest (and/or when applicable GeoQuest's licensor(s)) shall at all times retain title, copyright and proprietary ownership of Software and Proprietary Information, including all components, additions, modifications and updates. Where title to certain Software is retained by GeoQuest's licensors, GeoQuest represents that it has the authority to license such Software to Customer. While providing the Services, GeoQuest develops additional expertise, know-how and other intellectual property which are GeoQuest's exclusive property and which GeoQuest may freely utilize in providing services for its other customers. Except where expressly and specifically indicated in writing, and in exchange for appropriate payment, GeoQuest does not develop any intellectual property (including copyrights, patents, know-how, and expertise) for ownership by Customer under these Terms and Conditions, and GeoQuest retains sole ownership of any such items created during the course of providing Services hereunder.

    10.2 License Termination. Subject to the right to cure for non-payment, GeoQuest shall have the right, immediately upon any default by Customer, to pursue all available remedies at law or equity, and may terminate this Software License and/or these Terms and Conditions. Upon termination of this Software License, Customer shall discontinue all use of the Software and return the Software and Proprietary Information to GeoQuest, including all copies. If Customer ceases to operate for any reason, including but not limited to bankruptcy or dissolution, and the Software is not transferred in accordance with
          Article 10.6, Customer shall return the Software to GeoQuest. Customer shall, upon GeoQuest's request, certify that all such Software, Proprietary Information, and copies have been returned to GeoQuest.

    10.3  Use

        10.3.1 For purposes of these Terms and Conditions and this Software License, the term "use" shall be limited to the processing of information and the process of copying, recording, or transcribing Software. Use does not include modifying Software in any way, creating derivative versions thereof, reverse assembling, reverse compiling, or reverse engineering Software or distributing it to other parties or making it available for any use, directly or indirectly, by another person, any such utilization of Software being hereby expressly prohibited.

        10.3.2 Software shall be used solely in conjunction with GeoQuest-authorized computers, servers, and workstations, at authorized locations, and accessed by only the agreed number of seats for which Customer is licensed. A GeoQuest-authorized computer or server is the processor or equipment configuration on which the Software is first installed pursuant to the license grant. A GeoQuest-authorized workstation includes all workstations on a Local Area Network that are physically located within five hundred (500) meters of a GeoQuest-authorized server.

        10.3.3 Licensed use shall be restricted to the processing or interpretation by Customer of Geoscience, reservoir, and production related data owned or licensed by Customer in connection with: (a) oil, gas and other natural resource development ventures where Customer is active as operator or partner; and (b) evaluations for Customer's internal use of such ventures in which Customer contemplates becoming active as operator or partner.

        10.3.4 Storage media which Customer receives from GeoQuest may contain certain software which is not covered in the quotation. If Customer desires to obtain a license for such separate software, Customer must obtain the appropriate licenses from GeoQuest. Customer agrees to comply with and not deliberately modify or make inoperable any feature which is incorporated in the Software to prevent access to unlicensed software. Customer acknowledges that Software and Equipment may now or in the future contain security devices for the protection of Software.

        10.3.5 GEOQUEST DOES NOT GUARANTEE RESULTS. ALL INTERPRETATIONS USING THE PRODUCTS, AND ALL RECOMMENDATIONS OR RESERVOIR DESCRIPTIONS BASED UPON SUCH INTERPRETATIONS, ARE OPINIONS BASED ON INFERENCES FROM MEASUREMENTS AND EMPIRICAL RELATIONSHIPS AND ON ASSUMPTIONS, WHICH INFERENCES AND ASSUMPTIONS ARE NOT INFALLIBLE, AND WITH RESPECT TO WHICH COMPETENT SPECIALISTS MAY DIFFER. IN ADDITION, SUCH INTERPRETATIONS, RECOMMENDATIONS AND RESERVOIR DESCRIPTIONS MAY INVOLVE THE OPINION AND JUDGMENT OF CUSTOMER. CUSTOMER HAS FULL RESPONSIBILITY FOR ALL INTERPRETATIONS, RECOMMENDATIONS AND RESERVOIR DESCRIPTIONS UTILIZING THE PRODUCTS. GEOQUEST CANNOT AND DOES NOT WARRANT THE ACCURACY, CORRECTNESS OR COMPLETENESS OF ANY INTERPRETATION, RECOMMENDATION OR RESERVOIR DESCRIPTION. UNDER NO CIRCUMSTANCES SHOULD ANY INTERPRETATION, RECOMMENDATION OR RESERVOIR DESCRIPTION BE RELIED UPON AS THE SOLE BASIS FOR ANY DRILLING, COMPLETION, WELL TREATMENT, PRODUCTION OR OTHER FINANCIAL DECISION, OR ANY PROCEDURE INVOLVING ANY RISK TO THE

                SAFETY OF ANY DRILLING VENTURE, DRILLING RIG OR ITS CREW OR ANY OTHER INDIVIDUAL. CUSTOMER HAS FULL RESPONSIBILITY FOR ALL SUCH DECISIONS AND FOR ALL DECISIONS CONCERNING OTHER PROCEDURES RELATING TO THE DRILLING OR PRODUCTION OPERATION. CUSTOMER AGREES THAT GEOQUEST SHALL HAVE NO LIABILITY TO CUSTOMER OR TO ANY THIRD PARTY FOR ANY ORDINARY, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES WHICH MIGHT ARISE DIRECTLY OR INDIRECTLY BY REASON OF CUSTOMER'S USE OF THE PRODUCTS. CUSTOMER SHALL PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND GEOQUEST OF AND FROM ANY LOSS, COST, DAMAGE, OR EXPENSE, INCLUDING ATTORNEYS'FEES, ARISING FROM ANY CLAIM ASSERTED AGAINST GEOQUEST THAT IS IN ANY WAY ASSOCIATED WITH THE MATTERS SET FORTH IN THIS
                ARTICLE 10.3.

        10.3.6 Software is licensed for use in the country where first delivered and may not be transferred outside such country without GeoQuest's prior written consent.

    10.4 Copying Software. Customer is encouraged to duplicate Software and Customer's data maintained by such Software FOR BACKUP PURPOSES ONLY to protect against the loss of Customer's data. Customer may make archival copies of the Software as provided in the Copyright Law of the United States. Customer agrees not to copy or reproduce Software or any portion thereof for any other purpose. Customer shall reproduce all copyright, patent, and proprietary rights notice(s) as a part of the informational content of any copy of the Software in any form. In the case of disc, tape, or other storage media, Customer shall reproduce such notice(s) in a visually legible form on the exterior of the media or first page of the printed volume.

    10.5  Protection of proprietary Information.

        10.5.1 GeoQuest grants no title or license to Proprietary Information, which remains the exclusive property of GeoQuest and, where applicable, GeoQuest's third party licensors. Customer agrees to secure properly such material and not to use it in any manner, except as provided in these Terms and Conditions, or make it available to third parties without GeoQuest's prior written consent. Customer agrees to keep confidential all Proprietary Information during the term of this Software License and thereafter for a period of five (5) years from the termination of this Software License, and agrees to the subsequent return or destruction of all Proprietary Information. Customer shall disclose the Proprietary Information only to its employees on a need-to-know basis. Customer shall maintain adequate internal procedures, including appropriate binding agreements with Customer's employees, to protect the Proprietary Information in the same manner as Customer protects Customer's own confidential proprietary information.

        10.5.2 Nothing in these Terms and Conditions shall impose an obligation of confidentiality on Customer with respect to Proprietary Information which is: (a) rightfully in Customer's possession in a substantially complete and tangible form prior to the time it is received from GeoQuest, (b) hereafter furnished to others by GeoQuest without restrictions on disclosure and use, (c) hereafter furnished to Customer by a third party as a matter of right and without restriction on disclosure or use, or (d) independently developed by Customer without breach of these Terms and Conditions.

        10.5.3 Customer shall give thirty (30) days' prior written notice to GeoQuest before any proposed disclosure or use of any Proprietary Information other than as specifically provided herein that Customer nonetheless considers to be unrestricted by the non-disclosure obligations created hereunder. Such notice shall designate the Proprietary Information to be disclosed or used and the facts which give rise to Customer's belief that the proposed disclosure or use is unrestricted by the non-disclosure obligations created by this Article.


    10.6 Assignment. No rights or obligations under this Software License or these Terms and Conditions shall be assigned by either party and any purported assignment shall be void, except that either party may assign their rights and obligations under this Software License or these Terms and Conditions to its successor in interest in the event of a merger, corporate reorganization, or sale of all or substantially all of its assets relating to the business to which these Terms and Conditions pertain, and except that GeoQuest may freely assign its rights and obligations under this Software License or these Terms and Conditions to any Schlumberger affiliated company.

11.0 DEFAULT AND REMEDIES

    11.1  Customer Default

        11.1.1 Customer shall be in default for failure to meet its payment obligations. Customer shall have thirty (30) days to cure such a default. However, GeoQuest has the right to charge Customer interest at the rate of 1.25% per month (or such lower rate as may be prescribed by applicable law) on any overdue payments. GeoQuest's right to require interest shall not foreclose GeoQuest from any other remedy provided by these Terms and Conditions or applicable law.

        11.1.2 Customer shall be in default for its failure to perform any material obligation under, or for any material breach of, these Terms and Conditions, and for any disclosure or use contrary to the terms of the Software License.

        11.1.3 Notwithstanding any other provisions contained in the Software License or these Terms and conditions, the parties agree that a default caused by an unauthorized disclosure or use of the Proprietary Information could cause GeoQuest irreparable harm. Accordingly, the parties agree that GeoQuest will be entitled to seek timely injunctive relief to prevent Customer from completing any unauthorized disclosure or use.

    11.2  GeoQuest Default

          Should GeoQuest default under these Terms and Conditions, Customer shall give GeoQuest thirty (30) days' written notice to enable GeoQuest to cure such default. If GeoQuest fails to cure such default within said thirty (30) day period, Customer shall have the right to pursue all available remedies at law or equity. Any action brought against GeoQuest under these Terms and Conditions must be brought within twelve (12) months after the cause of action arises.

12.0 PATENT AND COPYRIGHT INDEMNITY

     GeoQuest shall defend, or at its option settle, any claim, proceeding or action brought against Customer based upon a claim that a Product supplied by GeoQuest constitutes a direct infringement of a patent or copyright issued under the laws of the country of original delivery, and GeoQuest shall pay those costs and damages finally awarded against Customer in any such action or proceeding which result from any such claim, provided always that GeoQuest shall have no liability under this Article: (a) unless GeoQuest is notified promptly in writing by Customer of each notice and communication regarding such claim, is given the complete authority, information and assistance necessary for such defense, and is given sole control of the defense of any action on such claim and of all negotiations for its settlement or compromise, or (b) if Customer makes any admission regarding infringement.

     Should a Product become, or in GeoQuest's opinion be likely to become, the subject of a claim of infringement or the like under such patent or copyright laws, Customer shall permit GeoQuest, at GeoQuest's option, to either: (a) procure for Customer the right to continue using the Product,
     (b) replace or modify the Product so that it becomes non-infringing (provided the same level of functionality is maintained), or (c) accept the return of the Product and grant Customer a credit for the then depreciated value of the infringing Product, which for the purposes of this Article shall be presumed to depreciate by one-fifth (1/5) of its purchase price per year. If the infringing Product is leased or rented to Customer, GeoQuest may terminate the lease or rental and Customer's sole remedy in such case shall be the return by GeoQuest of any payments made by Customer for periods after such termination.

     GeoQuest shall have no liability or obligation to Customer under this Article for any patent or copyright infringement or claim thereof based upon: (a) GeoQuest's compliance with Customer's specifications, (b) the combination of the Product with other items not furnished or approved in writing by GeoQuest, (c) any unauthorized addition to or modification of the Product, (d) any use of the Product in the performance of a method or process (practice of a process), except where such practice is solely completed by or within the Product, or (e) information, service or assistance provided by GeoQuest to Customer, excluding software programs and maintenance/operation manuals. Customer shall defend and hold GeoQuest harmless against any expense, judgment or loss for alleged infringement of any patent, copyright or other proprietary right which results from a claim based upon (a), (b), (c), (d), or (e).

13.0 LIMITATIONS ON REMEDIES

     GeoQuest's liability for any breach of this Software License or these Terms and Conditions, or for personal injury or property damage arising from the use or installation of the Products shall not exceed the purchase price paid for the Products and IN NO EVENT SHALL GEOQUEST BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFIT, OR LOSS OF BUSINESS WHETHER ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE

     OF THE PRODUCTS OR ANY OTHER MEANS, AND REGARDLESS OF THE FORM OF ACTION UPON WHICH A CLAIM FOR SUCH DAMAGES MAY BE BASED, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY. THESE LIMITATIONS SHALL APPLY EVEN IF ANY LIMITED REMEDY FAILS IN ITS ESSENTIAL PURPOSE. Customer shall at all times be responsible for product(s) produced by Customer and for providing back-up for all software applications and data files stored in the Products.

14.0 FORCE MAJEURE

     Neither party shall be responsible for delays or failures in performance resulting from events or circumstances beyond the control of such party. Such events shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental acts or regulations, fires, communication line failures, power failures, and earthquakes. Force Majeure cannot be used to excuse or delay any payment obligation.

15.0 ARBITRATION

     Subject to these Terms and Conditions, any controversy or claim arising out of or relating to the Products covered in the quotation, or these Terms and Conditions, or any breach thereof, shall be settled in [INSERT APPLICABLE LOCATION] by arbitration in the English language in accordance with the Commercial Arbitration Rules OF [INSERT AMERICAN ARBITRATION ASSOCIATION OR INTERNATIONAL CHAMBER OF COMMERCE], and judgment upon the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof. Any award rendered by the Arbitrator(s) may include costs against either Party, but under no circumstances are the Arbitrator(s) authorized or empowered to award compensatory, punitive or multiple damages against either Party.

16.0 EXPORT ADMINISTRATION ACT

     Regardless of any disclosure by Customer to GeoQuest of the contemplated ultimate destination of the Products, Customer shall not export or re-export, directly or indirectly, any Product (or the "direct product" of any software Product) without first obtaining an export (or re-export) license from the Department of Commerce or other agency of the United States Government, as required.

17.0 APPLICABLE LAW AND SUCCESSORS

     These Terms and Conditions shall be construed and interpreted in accordance with the laws of the [INSERT STATE OF TEXAS OR UNITED KINGDOM]. These Terms and Conditions and this Software License are binding upon, and shall inure to the benefit of the heirs, personal representatives, authorized assignees, and successors in interest of the business of either Party, subject to Article 10.0.

18.0 INTEGRATION

     Service Descriptions and quotations that are the subject of Customer's order shall be considered part of these Terms and Conditions and are provided to Customer, or if not provided, are available to Customer upon request. GeoQuest's acceptance of Customer's order will form an agreement subject only to these Terms and Conditions and is expressly conditional on Customer's assent to these Terms and Conditions. THESE TERMS AND CONDITIONS WILL SUPERSEDE ANY PREVIOUS OR CONTEMPORANEOUS COMMUNICATIONS, REPRESENTATIONS, OR AGREEMENTS BY EITHER PARTY WHETHER VERBAL OR WRITTEN INCLUDING ANY TERMS AND CONDITIONS ON CUSTOMER'S ORDER. CUSTOMER HAS NOT RELIED UPON ANY REPRESENTATIONS, ORAL OR WRITTEN, EXCEPT AS ARE MADE IN THIS AGREEMENT. ANY MODIFICATION TO THESE TERMS AND CONDITIONS MUST BE IN WRITING AND SIGNED BY AUTHORIZED REPRESENTATIVES OF GEOQUEST AND CUSTOMER.

19.0 SEVERABILITY AND HEADINGS

     The unenforceability of any provision hereunder shall have no effect upon the remaining provisions, which shall continue in full force and effect. All paragraph headings are purely for convenience and do not form any part of these Terms and Conditions.

                                   EXHIBIT B
                                    SOFTWARE

THE SOFTWARE DELIVERABLE SHALL CONSTITUTE ALL OF XOX'S SHAPES TECHNOLOGY, SHALL INCLUDE LIBRARIES SUPPORTED ON SUN, SGI, AND WINDOWS NT INTEL ARCHITECTURE PLATFORMS AND SHALL INCLUDE (WITHOUT LIMITATION):

(a) libShapes.a(.so), Shapes.lib(.dll), SHAPES Geometry Kernel
    [*]

(b) libShapesMT.a(.so), ShapesMT.lib(.dll), SHAPES Micro-Topology Module
    [*]

(c) libShapesIcdt.a(.so), Icdt.lib(.dll), SHAPES Incremental, constrained DeLaunay tessellator
    [*]

(d) libShapesWIntp.a(.so), ShapesWIntp.lib(.dll), SHAPES web interpolator
    [*]

(e) Patch Modules
    [*]

(f) libShapesWSmooth.a, ShapesWebSmooth.lib(.dll), SHAPES Web Smoother
    [*]



[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

(g) the large model.
    [*]

(h) Debugging and other analysis tools, including [*].

[*]


[*] Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C
                                    TRAINING

1. Software internals course: description of internal workings of the Software, design considerations, algorithmic foundations. To be presented no less than two times per year, at a time to be mutually agreed. Course duration: two weeks.

Apprentice-ship posting at XOX: The Company shall have the right to post one of its employees (reasonably satisfactory to XOX) at XOX's primary development location to work with XOX senior technical personnel for purposes of developing his/her detailed understanding of the Software internals.

2. Application programming course: description of how to use the Software libraries to develop applications. To be presented no less than two times per year, at a time to be mutually agreed. Course duration: one week.

                                    EXHIBIT D
                                   ARBITRATION

Arbitration.

     (a) Any dispute, controversy, claim or other matter in question between the parties hereto arising out of or relating to this Agreement or any other document or instrument executed by the parties hereto in connection with the Agreement or contemplated in any of the foregoing, including all issues of fact and law (for the purposes of this Exhibit D, the "Claim"), shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules"), except as provided in Section 4.04 and this Exhibit D. Without limiting the generality of the foregoing, "Claims" shall also include any dispute, controversy, claim or other matter in question arising out of or related to this Agreement or any document or instrument executed by the parties hereto in connection herewith, it being the purpose and intent hereof to evidence the agreement of all the parties hereto to submit all Claims to arbitration, including claims for tortious interference or statutory claims arising before, during or after the termination of this Agreement, providing that such claim touches upon matters covered by this Agreement. Notice of demand for arbitration shall be filed in writing with all parties to this Agreement as to whom the Claim is alleged and with the American Arbitration Association (the "AAA"). For Claims in which the amount in controversy or dispute is less than $500,000, the arbitration proceeding shall be conducted by one impartial neutral arbitrator, and for Claims in which the amount in controversy or dispute is $500,000 or more, the arbitration proceeding shall be conducted by a panel of three impartial neutral arbitrators. Each arbitrator (whether one or three, as applicable) shall be appointed from a panel in accordance with the Commercial Arbitration Rules of the AAA; provided however, (i) arbitrators shall be selected by the AAA from the listing of proposed arbitrators (to be submitted to the parties to the dispute) on the Texas Large Complex Case Panel, and if no arbitrator is selected from such Large Complex Case Panel, then the arbitrators shall be selected in accordance with the AAA rules from the Commercial Arbitration Panel List, and (ii) if the requisite number of impartial neutral arbitrators cannot be selected and appointed by the parties to the dispute from the first list of names submitted by the AAA, then the AAA shall submit to each party to the dispute a second list of names of persons chosen from the panel, and if a neutral impartial arbitrator cannot be appointed for any reason from said second list, then the AAA shall then be deemed authorized and directed to and shall select and appoint, on behalf of all parties to the dispute, the requisite number (as applicable) of impartial neutral arbitrators (but in no event shall the AAA appoint an arbitrator whose name has previously been rejected by the parties to the dispute). All persons submitted as prospective arbitrators by the AAA shall be persons having substantial knowledge of substantive commercial laws and the general issues in question for arbitration.

The arbitrator(s) shall honor and apply any common law or statutory defenses to a Claim. This arbitration agreement permits any party to apply to a court of any competent jurisdiction at any time for injunctive relief to maintain the status quo prior to any arbitration and during the pendency thereof.

     (b) The arbitrator(s) shall conduct the arbitration proceeding in Houston, Texas as provided hereinabove and in the Commercial Arbitration Rules. Time is of the essence in connection with the conduct of such arbitration proceedings, and the arbitrator shall conduct the proceedings as expeditiously as possible. English shall be the exclusive language for conduct of the arbitration proceedings. The arbitrator rendering the judgment or award shall deliver a brief written, reasoned opinion explaining such judgment or award and the legal and factual reasons therefor. This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final, and such judgment shall be entered upon it in accordance with applicable law in a court having jurisdiction thereof. The parties hereto agree to expedite and cooperate in obtaining the entry of judgment with respect to such award. A demand for arbitration shall be made within a reasonable time after the Claim or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Claim or the matter would be barred by applicable statutes of limitation. The arbitrator rendering the Judgment shall not, and is expressly denied the power to, award exemplary or punitive damages to any party; provided, that in the event a court determines that the foregoing express waiver of punitive or exemplary damages is unenforceable, then the arbitrator, and not a court, shall determine if punitive or exemplary damages shall be awarded.

     (c) The party prevailing on substantially all of its claims shall be entitled to recover its costs, including the arbitrators' fees, and its attorneys' fees for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel or enjoin arbitration, to request interim measures, or to confirm or set aside an award. The parties shall be entitled to engage in reasonable discovery, including requests for the production of relevant documents. Depositions in excess of three per party may be ordered by the arbitrator(s) only upon a showing of need.

                                SCHEDULE 9.01(b)
                                 CONVEYED RIGHTS



                                      None

                                SCHEDULE 9.01(C)
                                     CLAIMS



                                      None